EX-FILING FEES

EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

MGE Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $1 par	457(r)*
	Debt	Medium-Term Notes	457(r)*
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, $1 par	415(a)(6)	3,000,000		186,360,000			S-3	333-238196	05/12/2020	24,189.53
	Total Offering Amounts							0
	Total Fees Previously Paid							24,189.53
	Total Fee Offsets							0
	Net Fee Due							0

* Each Registrant elects to rely on Securities Act Rules 456(b) and 457(r).

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date